EQUITY EXCHANGE AGREEMENT

This Equity Exchange Agreement (this “Agreement”), dated as of September 30, 2016, is made by and among Rhino Resource Partners Holdings LLC, a Delaware limited liability company (“Holdings”), Rhino Resource Partners, LP, a Delaware limited partnership (“Rhino”), Rhino GP LLC, a Delaware limited liability company (“Rhino GP”) and Royal Energy Resources, Inc., a Delaware corporation (“Royal”).

RECITALS:

WHEREAS, each of Yorktown Energy Partners VI, L.P., a Delaware limited partnership (“Yorktown VI”), Yorktown Energy Partners VII, L.P., a Delaware limited partnership (“Yorktown VII”), Yorktown Energy Partners VIII, L.P., a Delaware limited partnership (“Yorktown VIII”), Yorktown Energy Partners IX, L.P., a Delaware limited partnership (“Yorktown IX” and, together with Yorktown VI, Yorktown VII, Yorktown VIII, collectively the “Yorktown Funds”) owns the number of shares of common stock, par value $0.01 per share, of Armstrong Energy, Inc., a Delaware corporation (“Armstrong”), set forth next to each Yorktown Fund’s name below (such shares of common stock of Armstrong being referred to herein as the “Exchange Shares”):

Yorktown VI	832,500

Yorktown VII	11,562,500

Yorktown VIII	6,012,500

Yorktown IX	2,775,000

WHEREAS, the Yorktown Funds will contribute the Exchange Shares to Holdings prior to the Closing (as defined below);

WHEREAS, the Yorktown Funds have consented to the transactions contemplated by this Agreement, in accordance with the Stockholders’ Agreement (as defined below);

WHEREAS, Holdings desires to contribute to Rhino, and Rhino desires to acquire from Holdings, the Exchange Shares, in exchange for Rhino issuing 10,000,000 Common Units (the “New Rhino LP Units”) on the Closing Date, on the terms and conditions set forth herein;

WHEREAS, as additional consideration for the Exchange Shares, Royal will transfer to Holdings a 50.0% Membership Interest (as defined in the Company Agreement) in Rhino GP (the “Rhino GP LLC Interest” and together with the New Rhino LP Units, the “New Rhino Units”) on the Closing Date on the terms and conditions set forth herein; and

WHEREAS, for U.S. federal income tax purposes, the Exchange is intended to constitute a nontaxable transfer within the meaning of Section 721 of the Code.

SECTION I.
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Accredited Investor” has the meaning given to such term in Rule 501(a) of Regulation D, promulgated under the Securities Act.

1.2 “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by,” “under common control with” and correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

1.3 “Agreement” means this Equity Exchange Agreement, including all schedules and exhibits attached hereto, as this Equity Exchange Agreement may be from time to time amended, modified or supplemented.

1.4 “Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.5 “Armstrong” has the meaning set forth in the Recitals.

1.6 “Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

1.7 “Closing” has the meaning set forth in Section 3.1.

1.8 “Closing Date” has the meaning set forth in Section 3.1.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

1.11 “Common Units” means common units representing limited partnership interests in Rhino.

1.12 “Company Agreement” means that certain Second Amended and Restated Limited Liability Agreement of Rhino GP LLC dated as of November 15, 2013.

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1.13 “Contract” means, with respect to any Person, any written, oral or other agreement, understanding, commitment, contract, instrument, note, mortgage, bond, loan, indenture, credit agreement, guaranty, option, indemnity, deed, assignment, certificate, insurance policy, lease, license or arrangement of any kind or nature to which such Person is a party, by which it or its assets are bound or subject or under which it has any current or future Liability, and any amendments, supplements or modifications thereto.

1.14 “Credit Facility” means that certain $300,000,000 Amended and Restated Revolving Credit Facility pursuant to that certain Amended and Restated Credit Agreement by and among Rhino, the Lenders party thereto, the guarantors party thereto and PNC Bank, National Association, as administrative agent for the Lenders party thereto, as amended by the First Amendment thereto dated as of April 18, 2013, the Second Amendment thereto dated as of March 19, 2014, the Third Amendment thereto dated as of April 28, 2015, the Fourth Amendment thereto dated as of March 17, 2016 and the Fifth Amendment thereto dated as of May 13, 2016, as may be further amended.

1.15 “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

1.17 “ERISA Affiliate” means, with respect to a Person, any entity which has ever been considered a single employer with such Person under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

1.18 “Exchange” has the meaning set forth in Section 2.1.

1.19 “Exchange Act” “ means the Securities Exchange Act of 1934, as amended.

1.20 “Exchange Shares” has the meaning set forth in the Recitals.

1.21 “Expenses” shall mean any expenses incurred in connection with a Proceeding, including, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

1.22 “Financial Statements” has the meaning set forth in Section 5.8(a).

1.23 “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.24 “Governmental Approval” has the meaning set forth in Section 5.5.

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1.25 “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.26 “Holdings” has the meaning set forth in the Preamble.

1.27 “Holdings Related Parties” has the meaning set forth in Section 6.1.

1.28 “Indemnified Party” has the meaning set forth in Section 6.3(a).

1.29 “Indemnifying Party” has the meaning set forth in Section 6.3(a).

1.30 “Liabilities” means all indebtedness, claims, legal proceedings, obligations, Taxes, duties, warranties or liabilities, including strict liability, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, unvested, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such indebtedness, claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.

1.31 “Limited Partner Approval” means the approval of a majority of the limited partners of Rhino.

1.32 “Loss” has the meaning set forth in Section 6.1.

1.33 “Rhino GP LLC Interest” has the meaning set forth in the Recitals.

1.34 “New Rhino LP Units” has the meaning set forth in the Recitals.

1.35 “New Rhino Units” has the meaning set forth in the Recitals.

1.36 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.37 “Organization State” means, as applied to (i) any corporation, its state or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is formed, organized and existing in that legal form, and (iii) any other entity, the state or other jurisdiction whose laws govern that entity’s internal affairs.

1.38 “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

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1.39 “Partnership Assets” means all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, which are owned, used or held for use by the Partnership Entities as of the date hereof or as of Closing.

1.40 “Partnership Business” means all business activities of the Partnership Entities as conducted on the date hereof.

1.41 “Partnership Entities” means Rhino, Rhino GP and the Subsidiaries of Rhino.

1.42 “Partnership Facilities” means the facilities of the Partnership Entities located on any real property currently or formerly owned and/or operated and/or leased by the Partnership Entities or any predecessor, and all improvements thereon.

1.43 “Partnership Parties” means Rhino and Rhino GP.

1.44 “Partnership Plans” has the meaning set forth in Section 5.20(a).

1.45 “Permitted Encumbrances” with respect to a party, means (a) the Encumbrances permitted to be incurred under the Credit Facility as in effect on the date hereof (b) liens for Taxes not yet due and payable, (c) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (d) liens of landlords under lease agreements with respect to property located on the leased premises, and (e) any and all arrearages owed by Rhino for minimum quarterly distributions to unitholders.

1.46 “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.47 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.48 “Representatives” of any Person means the officers, directors, managers, shareholders, members and other equityholders, employees, partners, independent contractors, consultants, advisors, agents, counsel, accountants, investment bankers and other representatives of such Person.

1.49 “Rhino” has the meaning set forth in the Preamble.

1.50 “Rhino Board” has the meaning set forth in Section 7.3(f).

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1.51 “Rhino GP” has the meaning set forth in the Preamble.

1.52 “Rhino GP Units” means notional units used solely to calculate the General Partner’s Percentage Interest (as defined in the Rhino LP Agreement).

1.53 “Rhino Group” means, collectively, Rhino, Rhino GP and Rhino’s Subsidiaries.

1.54 “Rhino LP Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Rhino, dated as of December 30, 2015.

1.55 “Rhino LP Units” means the units representing common limited partnership interests in the Partnership and having the rights and obligations specified with respect to the Rhino LP Units in the Rhino LP Agreement.

1.56 “Rhino Units” means the Rhino GP Units and the Rhino LP Units.

1.57 “Rhino Related Parties” has the meaning set forth in Section 6.2.

1.58 “SEC Filings” has the meaning set forth in Section 5.7.

1.59 “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.60 “Stockholders’ Agreement” means that certain Stockholders’ Agreement dated May 12, 2015 by and among Armstrong, the John Hord Armstrong, III Trust Dated June 13, 1994, The Martin D. and Carole J. Wilson Living Trust Dated 09/07/2013, J. Richard Gist, Kenneth E. Allen, Adam D. Anderson, Brian G. Landry Jeffrey F. Winnick, Yorktown VI, Yorktown VII, Yorktown VIII, Yorktown IX, David R. Cobb, James H. Brandi, LucyB Trust, Danielle Weisman, John G. Brim, Franklin W. Hobbs IV, Hutchinson Brothers, LLC a Nebraska limited liability company, and John H. Stites, III.

1.61 “Subsidiary” means with respect to a Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are owned, directly or indirectly, by such Person.

1.62 “Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or Liabilities (including, income, receipts, gross receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, escheat or unclaimed property premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether or not disputed, and whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

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1.63 “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.64 “Third Party Claim” has the meaning set forth in Section 6.3(a).

1.65 “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.66 “Yorktown” has the meaning set forth in the Recitals.

1.67 “Yorktown VI” has the meaning set forth in the Recitals.

1.68 “Yorktown VII” has the meaning set forth in the Recitals.

1.69 “Yorktown VIII” has the meaning set forth in the Recitals.

1.70 “Yorktown IX” has the meaning set forth in the Recitals.

SECTION II.
EXCHANGE OF SHARES AND CONSIDERATION

2.1 Exchange of Shares; Consideration. At the Closing, (a) Holdings shall transfer the Exchange Shares to Rhino and (b) in consideration therefor, (i) Rhino shall issue to Holdings the New Rhino LP Units and (ii) Rhino GP shall issue to Holdings the Rhino GP LLC Interest (collectively, the “Exchange”).

2.2 Fair Market Value of Rhino GP LLC Interest. Royal acknowledges and agrees that the fair market value of the Rhino GP LLC Interest is zero and, consequently, such Rhino GP LLC Interest are issuable for no consideration and Rhino GP shall receive no consideration therefor.

SECTION III.
CLOSING DATE

3.1 Closing Date. The closing of the Exchange (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas 75201 at 10:00 a.m., local time, on the second business day after the satisfaction or waiver of the conditions set forth in Section VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the parties hereto shall agree. The date on which the Closing occurs is referred to as the “Closing Date”.

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SECTION IV.
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to Rhino that as of the date hereof and as of the Closing; provided, however, that any such representation and warranty of Holdings relating to Armstrong and/or its Subsidiaries shall be to Holdings’ actual knowledge, with no duty of investigation or inquiry, only:

4.1 Organization; Existence; Authority. Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the Transaction Documents to which Holdings is a party will be, duly and validly executed and delivered by Holdings. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than Holdings, this Agreement is, and each of the Transaction Documents to which Holdings is a party have been, duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.2 No Conflict. Neither the execution nor delivery by Holdings of this Agreement or any Transaction Document to which Holdings is a party, nor the consummation or performance by Holdings of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which Holdings is a party or by which the properties or assets of Holdings are bound; or (b) contravene, conflict with, or result in a violation of, any Law or Order to which Holdings, or any of its properties or assets, may be subject.

4.3 Litigation. There is no pending Proceeding against Holdings that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Holdings, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Holdings or the Yorktown Funds for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

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4.5 Ownership of Exchange Shares.

(a) As of the date hereof, each of the Yorktown Funds is the record and beneficial owner of, and has good and valid title to the Exchange Shares set forth opposite its name in the Recitals, free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities law. Except for the Stockholders’ Agreement, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Holdings is a party or by which Holdings or the Exchange Shares, are bound with respect to the issuance, sale, transfer, voting or registration thereof.

(b) As of the Closing, Holdings will own, of record and beneficially, and will have good and valid title to and the right to transfer to Rhino pursuant to this Agreement, the Exchange Shares, free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities law. Except for the Stockholders’ Agreement, there will be no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Holdings will be a party or by which Holdings or the Exchange Shares, will be bound with respect to the issuance, sale, transfer, voting or registration thereof. At the Closing Date, Rhino will acquire good, valid and marketable title to the Exchange Shares, free and clear of any and all Encumbrances.

4.6 Acknowledgment. Holdings understands and agrees that the New Rhino Units to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the United States and that the issuance of the New Rhino Units is being effected in reliance upon an exemption from registration under the Securities Act under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering.

4.7 Status. Holdings is an Accredited Investor.

4.8 Reliance. Holdings understands that the New Rhino Units are being offered and sold to Holdings in reliance upon the truth and accuracy of its representations and warranties set forth in this Section IV so that Rhino may determine the applicability and availability of the exemptions from registration of the New Rhino Units on which Rhino is relying.

4.9 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority (“Governmental Approval”) is required to be obtained or made by Holdings or the Yorktown Funds in connection with the execution, delivery, or performance of this Agreement or any Transaction Document to which it is a party or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state or federal securities law, and (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities.

4.10 Permitting. None of Armstrong, Holdings, or the Yorktown Funds has been subject to any bond forfeiture, permit suspension or revocation or similar effort or Proceeding instituted by any Governmental Authority, and is not, and has not been “permit blocked” on the Applicant Violator System.

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4.11 Investigation. Holdings and the Yorktown Funds have conducted their own independent investigation, review and analysis of the Partnership Entities and their assets and business. Holdings and the Yorktown Funds acknowledge and agree that in making their respective decisions to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Holdings and the Yorktown Funds have relied solely upon their own investigation (including review of the SEC Filings) and the express representations and warranties of the Partnership Entities set forth in this Agreement; and (b) no Partnership Entity nor any other Person has made any representation or warranty as to any Partnership Entity or its business or its assets, except as expressly set forth in Agreement.

SECTION V.
REPRESENTATIONS AND WARRANTIES OF RHINO AND RHINO GP

Rhino and Rhino GP represent and warrant, and to the extent the representations and warranties are with respect to Royal, Royal represents and warrants to Holdings that as of the date hereof and as of the Closing:

5.1 Corporate Organization. Schedule 5.1 sets forth the legal name of each of the Partnership Entities. Rhino is a limited partnership and each of the other Partnership Entities is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware. Each of the Partnership Entities has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, and in the case of Rhino GP, to act as general partner of Rhino, in each case in all material respects as described in the SEC Filings. Each of the Partnership Entities is duly qualified and in good standing to do business as a foreign general partnership, limited partnership, limited liability company or corporation, as applicable, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary. Other than as set forth on Schedule 5.1, each of the Partnership Entities (other than Rhino and Rhino GP) are wholly owned, directly or indirectly, by Rhino and Rhino GP.

5.2 Capitalization of the Partnership Entities.

(a) All of the outstanding equity interests in Rhino have been duly authorized and validly issued in accordance with the Rhino LP Agreement, are fully paid (to the extent required under the Rhino LP Agreement) and nonassessable, and, as of the respective dates of the SEC Filings and the Financial Statements, were issued and held as described therein. Rhino GP is the sole general partner of Rhino with a 0.6% general partner interest in Rhino. On the date hereof, the issued and outstanding limited partner interests of Rhino consist of 7,905,799 Common Units and 1,235,534 subordinated units of Rhino.

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(b) The New Rhino LP Units (and the limited partner interests represented thereby) and the Rhino GP LLC Interest to be issued to Holdings at the Closing, will be duly authorized in accordance with the Rhino LP Agreement and the Company Agreement, as applicable, and, when issued and delivered to Holdings pursuant to the Exchange in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Rhino LP Agreement and the Company Agreement) and nonassessable and will be issued free and clear of any Encumbrance.

(c) No Encumbrance exists upon any outstanding share (or other percentage ownership interests) of Capital Stock of any Partnership Entity which Rhino directly or indirectly owns other than the Permitted Encumbrances. Except as set forth in Schedule 5.2(c), Rhino does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock of any entity other than a Partnership Entity. All of the outstanding shares of Capital Stock of the Partnership Entities that are corporations or limited liability companies have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Capital Stock of the Partnership Entities that are general or limited partnerships have been duly authorized and validly issued in accordance with such Partnership Entity’s partnership agreement and such Capital Stock has been fully paid for (to the extent required under such Partnership Entity’s partnership agreement) and is nonassessable.

(d) Except (i) as described in the SEC Filings and (ii) for the Rhino LP Units to be issued pursuant to this Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in Rhino pursuant to the Rhino LP Agreement or any other agreement or instrument to which Rhino is a party or by which either of them may be bound. Neither the offering nor the sale of the New Rhino Units as contemplated by this Agreement gives rise to any rights for or relating to the issuance or registration of any of the Common Units or the Rhino GP LLC Units or other securities of Rhino or any other Partnership Entities, except pursuant to this Agreement, or such rights as have been waived or satisfied. Except (i) as set forth in the SEC Filings and (ii) pursuant to the Partnership Plans, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Capital Stock of Rhino are outstanding.

(e) The New Rhino Units and Rhino GP LLC Interest when issued and delivered pursuant to the Exchange, will conform in all material respects to the description thereof contained in the Rhino LP Agreement and the Company Agreement, as applicable. Rhino has all requisite power and authority to issue, sell and deliver the New Rhino Units in accordance with and upon the terms and conditions set forth in this Agreement and the Rhino LP Agreement. Royal has all requisite power and authority to transfer, sell and deliver the Rhino GP LLC Interest in accordance with and upon the terms and conditions set forth in this Agreement and the Company Agreement. As of the Closing Date, all partnership and limited liability company action, as the case may be, required to be taken by Royal, Rhino and Rhino GP or any of their respective partners or members for the authorization, issuance, sale and delivery of the New Rhino LP Units and the Rhino GP LLC Interest shall have been validly taken, and no other authorization by any of such parties is required therefor.

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5.3 Authority Relative to This Agreement. Each of the Partnership Parties and Royal has full power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party, and to consummate the Exchange. The execution, delivery and performance by the Partnership Parties and Royal of the Transaction Documents, and the consummation by them of the Exchange, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Partnership Parties and Royal and constitutes, and each of the Transaction Documents and each other agreement, instrument or document executed or to be executed by the Partnership Parties or Royal in connection with the Transaction has been, or when executed will be, duly executed and delivered by such Person and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Person enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4 Noncontravention. The execution, delivery, and performance by each Partnership Party and Royal of this Agreement and the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of the Organizational Documents of such Partnership Party or Royal, (ii) assuming the conditions to Closing referred to in Section 7.1 have been satisfied, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which such Partnership Party or Royal is a party or by which such Partnership Party or Royal or any of their respective properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of such Partnership Party or Royal, or (iv) assuming compliance with the matters referred to in Section 5.6, violate any Applicable Law binding upon such Partnership Party or Royal, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of such Partnership Party or Royal or on the ability of such Partnership Party or Royal to consummate the transactions contemplated hereby.

5.5 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority (“Governmental Approval”) is required to be obtained or made the Partnership Parties in connection with the execution, delivery, or performance by the Partnership Parties of this Agreement or any Transaction Document to which it is a party or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state or federal securities law (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities and (iii) such consents, approvals, Orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of the Partnership Parties or on the ability of the Partnership Parties to consummate the transactions contemplated hereby.

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5.6 Title to Partnership Assets. As of the Closing, the Partnership Entities will have good and marketable title to, or valid leasehold interests in, all of the Partnership Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

5.7 SEC Filings. Since January 1, 2015, Rhino has filed with the Commission all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, and all other federal securities laws. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by Rhino with the Commission since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material contracts of the Partnership have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission. Rhino shall deliver or make available to Holdings as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the Commission subsequent to the date hereof and prior to the Closing Date.

5.8 Financial Statements.

(a) Rhino has provided to Holdings copies of (i) the unaudited consolidated balance sheet as of June 30, 2016 and the related unaudited consolidated statements of income, cash flows and owners’ equity for the fiscal quarter then ended (including in all cases the notes, if any, thereto) of the Partnership Entities contained in the quarterly report on Form 10-Q filed by Rhino with the Commission on August 11, 2016 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices, and fairly present the respective consolidated financial position of the Partnership Entities as of June 30, 2016 and the consolidated results of operations and cash flows for the Partnership Entities for the fiscal periods set forth therein.

5.9 Absence of Certain Changes. Since June 30, 2016, except as disclosed in the Financial Statements, the SEC Filings and except for the execution and delivery of this Agreement and the Transaction Documents, (a) there has been no event that would have a material adverse effect on the financial condition, business, properties, or results of operations of the Partnership Entities, taken as a whole, except for changes affecting the economy generally or other changes affecting the coal industry generally; (b) the Partnership Business has been conducted only in the ordinary course consistent with past practice; (c) except for, or as contemplated by, this Agreement, none of the Partnership Entities has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a material adverse effect; (d) none of the Partnership Entities has suffered any material loss, damage, destruction or other casualty to any of the Partnership Assets that individually or in the aggregate would result in a material adverse effect; and (e) none of the Partnership Entities has taken any of the actions set forth below:

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(i) amended its certificate of formation or partnership agreement; split (including any reverse split), combined, or reclassified any of its partnership interests; adopted resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Partnership Entity; or made any other material changes in its capital structure;

(ii) except in the ordinary course of business consistent with past practice, (i) incurred any liability or obligation, (ii) become liable or responsible for the obligations of any other Person (other than Subsidiaries) or (iii) paid, discharged, or satisfied any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Financial Statements;

(iii) incurred any indebtedness for borrowed money, except for borrowings under the Credit Facility or as permitted under the Credit Facility;

(iv) made any loans or advances to any person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Partnership Entities with respect to cash management conducted in the ordinary and usual course of the Partnership Business;

(v) declared or paid any dividend or made any other distribution with respect to its partnership interests, other than dividends paid by any Subsidiary to another of the Partnership Entities in the ordinary and usual course of the Partnership Business;

(vi) issued, sold, or delivered (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its partnership interests or other securities other than as contemplated herein or purchase or otherwise acquire any of its partnership interests or debt securities;

(vii) subjected to Encumbrance any of its assets or properties, other than those Encumbrances arising by operation of law or in the ordinary and usual course of business and those Encumbrances incurred to secure the Existing Indebtedness or as permitted under the Credit Facility;

(viii) other than in the ordinary course of business, sold, leased, transferred, or otherwise disposed of, directly or indirectly, any assets, or waive, release, grant, or transfer any rights of value;

(ix) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or made any other investment or expenditure of a capital nature, except the consummation of the Exchange;

(x) entered into, adopted, or (except as may be required by law) amended or terminated any collective bargaining agreement, Partnership Plan or other employee benefit plan; other than in the ordinary course of business and consistent with past practices, grant, approve, implement or amend any employment severance, retention, termination pay, or similar arrangements or retain or discharge any current or former officers or personnel; other than in the ordinary course of business and consistent with past practices, authorize, amend, or enter into any employment, severance, retention, termination pay, or similar consulting services or other agreement with any current or former officers or personnel; grant enter into or amend any employment, consulting, bonus, change in control or similar agreement or arrangement with, any current or former officers or personnel; increase the compensation or benefits provided to any current or former officers or personnel grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former officers or personnel; or establish, adopt, enter into amend, or agree to be bound by any collective bargaining agreement or similar labor agreement;

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(xi) other than supply or other contracts entered into in the ordinary course of the Partnership Business and consistent with past practices, entered into any contract, agreement, lease or other commitment which is material to the business, assets, properties, or financial position of the Partnership Entities; or amended, modified, or changed in any material respect any of the agreements pertaining to the Credit Facility or any other existing contract, agreement, lease or other commitment which is material to the business, assets, properties, or financial position of the Partnership Entities;

(xii) other than hedges to supply and sales agreements entered into in the ordinary course of the Partnership Business, entered into any speculative or commodity swaps, hedges or other derivatives transactions or purchase any securities for investment purposes, other than in connection with the Partnership Entities’ cash management;

(xiii) other than in the ordinary course of the Partnership Business and consistent with past practices, authorized, entered into or amended any contract, agreement or other commitment with any director, officer, employee, non-employee service provider or other Affiliate (other than the Partnership Entities) pursuant to which any such person shall receive compensation, consideration or benefit of any kind (whether cash or property) from any of the Partnership Entities; or

(xiv) made or changed any material Tax election, changed any method of Tax accounting, grant any extension of time to assess any Tax or settle any Tax claim, amend any Tax Return in any material respect or settle or compromise any material Tax liability.

5.10 Tax Matters.

(a) All Tax Returns required to be filed on or before the Closing Date by Rhino and Rhino GP have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Partnership Entities (whether or not shown on any Tax Return) have been timely paid.

(b) The Partnership Entities have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

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(c) No claim has been made by any taxing authority in any jurisdiction where a Partnership Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Partnership Entities.

(e) The amount of the Partnership Entities’ respective Liabilities for unpaid Taxes for all periods ending on or before December 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Partnership Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against a Partnership Entity as a result of any examinations by any taxing authority have been fully paid. None of the Partnership Entities is a party to any pending Proceeding by any taxing authority and no such Proceeding is threatened.

(g) The Partnership Entities have delivered to Holdings copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Partnership Entities for all Tax periods ending after January 1, 2012.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Partnership Entities.

(i) None of the Partnership Entities is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Partnership Entities.

(k) The Partnership Entities have not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Partnership Entities have no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of Applicable Law), as transferee or successor, by contract or otherwise.

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(l) The Partnership Entities will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of Applicable Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

(m) No Partnership Entity is or has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(n) No property owned by the Partnership Entities is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

5.11 Compliance with Laws. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, the Partnership Entities have complied in all material respects with all Applicable Laws relating to the ownership or operation of the Partnership Assets and the conduct of the Partnership Business. Except as set forth in Schedule 5.11, none of the Partnership Entities has received notice that it is charged or, to the knowledge of the Partnership Parties, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Partnership Assets or Partnership Business.

5.12 Legal Proceedings. Except as described in the SEC Filings or set forth on Schedule 5.12, there is (a) no Proceeding before or by any Governmental Entity or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Entities is or may be a party or to which the business or property of any of the Partnership Entities is or may be subject and (b) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership Entities is or may be subject, that, in the case of clauses (a) and (b) above, is reasonably expected to (x) individually or in the aggregate have a material adverse effect, (y) prevent or result in the suspension of the issuance and sale of the New Rhino Units or the Rhino GP LLC Interest or (z) affect adversely the ability of Rhino to consummate the Exchange as contemplated herein. Any and all probable and estimated liabilities of the Partnership Entities under any and all Proceedings now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Entities is or, to the knowledge of the Partnership Parties, may be a party or to which the business or property of any of the Partnership Entities, to the knowledge of the Partnership Parties, is or may be subject, are adequately covered (except for standard deductible amounts) by the existing insurance maintained by Rhino or reserves established by the Financial Statements.

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5.13 Sufficiency of Partnership Assets. The Partnership Assets constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Partnership Business as conducted on the date of this Agreement. All Partnership Assets necessary for the conduct of the Partnership Business are maintained in accordance with industry standards, normal wear and tear excepted, and are useable in the continued operation of the Partnership Business consistent with past practice.

5.14 Permits. Each of the Partnership Entities has, or at the Closing Date will have, such Permits as are necessary to own its properties and to conduct its business in the manner described in the SEC Filings, subject to such qualifications as may be set forth in the SEC Filings; each of the Partnership Entities has, or at the Closing Date will have, fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit; and, except as described in the SEC Filings, none of such Permits contains any restriction that is materially burdensome to the Partnership Entities considered as a whole.

5.15 Insurance. Rhino maintains insurance covering the properties, operations, personnel and businesses of the Partnership Entities. Such insurance insures against such losses and risks as are reasonably adequate to protect the Partnership Entities and their businesses. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

5.16 Books and Records. Each of the Partnership Entities (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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5.17 Employee Matters. (a) each of the Partnership Entities is and has been in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, equal employment opportunity, non-discrimination, non-harassment, non-retaliation, labor relations, wages, hours of work and overtime, worker classification as employee or independent contractor or exempt or non-exempt, employment-related immigration and authorization to work in the United States, occupational safety and health, mine worker safety and health, employee notice of plant closings or mass layoffs, information privacy and security, and privacy of health information, and is not engaged in any unfair labor practice; (b) there is and has been no unfair labor practice or similar complaint against any of the Partnership Entities pending before the National Labor Relations Board or other Governmental Agency; (c) there is and has been no labor strike, dispute, slowdown or stoppage or similar labor problem actually pending or, to the knowledge of Partnership Parties, threatened against or affecting any of the Partnership Entities; (d) no grievance proceeding or arbitration Proceeding arising out of or under any collective bargaining agreements to which any Partnership Entity is a party is or has been pending and no material claim therefor exists; (e) none of the Partnership Entities has experienced any work stoppage or other organized labor difficulty in the past five (5) years and (f) except as set forth on Schedule 5.17, there is and has been no litigation or other Proceedings pending between the Partnership Entities and any employees or persons claiming to be employees nor, to the knowledge of Partnership Parties, is any such litigation or Proceeding threatened. All employees of the Partnership Entities are authorized to work in the United States. All such employees have been properly treated as employees and all and are properly classified as exempt or non-exempt under Applicable Law. There are no pending or, to the knowledge of Partnership Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum by a Governmental Authority or by or on behalf of any current or former employee of a Partnership Entity, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any of the Applicable Laws referenced above; and there have been no such proceedings in the past five years; and, to the knowledge of the Partnership Entity, no basis exists for any such proceedings. There is no current or, to the knowledge of Partnership Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum in which any current or former director, officer, or agent of any Partnership Entity is or may be entitled to indemnification. No Partnership Entity is or has been a party to or subject to, or is currently or has been negotiating in connection with entering into, any collective bargaining, union, labor or other similar agreement and, to the knowledge of the Partnership Entities, there currently is no and has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employees of any Partnership Entity. No employees of the Partnership Entities are or have been represented by any labor organization, union, or group of employees, and no labor organization, union, or group of employees claims or has claimed to represent a majority of any such employees in a bargaining unit. The Partnership Entities have timely paid or made provision for payment of, and has properly accrued for in their financial statements, all accrued salaries, wages, commissions, bonuses, severance pay, and vacation, sick, and other paid leave and compensation or remuneration with respect to any current or former employees of the Partnership Entities for on account of employment. The Partnership Entities have complied with the Older Workers’ Benefit Protection Act and other Applicable Law with respect to any waivers or releases of liability obtained by it. The Partnership Entities have timely paid or properly accrued for all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits, and any other compensation or remuneration owed to employees or non-employee service providers for or on account of employment or services rendered. No Partnership Entity is party to, or otherwise bound by, any settlement, consent decree, order or injunction with respect any employees or non-employee service providers, the terms and conditions of employment or engagement of any employees or non-employee service providers, or the working conditions of any employees or non-employee service providers.

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5.18 Consents. Schedule 5.18 sets forth each of the consents, approvals, orders, authorizations and waivers of, and declarations, filings and registrations with, all third parties (including Governmental Authorities) that are necessary or required to permit the transactions contemplated by this Agreement and otherwise to consummate the Exchange (the “Partnership Consents”).

5.19 Employee Benefit Plans.

(a) Schedule 5.20(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), and all bonus, stock option, unit option, stock purchase, unit purchase, restricted stock, restricted unit, incentive, equity-based compensation, deferred compensation, disability, retiree medical, life or other benefits, supplemental retirement or other benefits, supplemental unemployment or income, dependent care, severance, and other similar fringe or benefit plans, programs or arrangements, and all employment, executive compensation, termination, severance, change of control or other contracts or agreements written or otherwise maintained or contributed to or for the benefit of or relating to any current or former employee, officer, director or other service provider of any of the Partnership Entities or their respective ERISA Affiliates, or with respect to which the Partnership Entities or their respective ERISA Affiliates have or may have any Liability, contingent or otherwise (collectively, referred to herein as the “Partnership Plans”). With respect to each Partnership Plan, the Partnership Parties have provided to Holdings accurate and complete copies of (i) all written documents comprising such plan (including amendments, individual agreements, service agreements, trusts and other funding agreements), (ii) the three most recent annual returns in the Form 5500 series (including all schedules thereto) filed with respect to such plan, (iii) the most recent audited financial statement and accountant’s report (if required), (iv) the summary plan description currently in effect and all material modifications thereto (if required), (v) for each such plan which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service, (vi) any employee handbook which includes a description of such plan, (vii) any other written communications to any employee or employees, or to any other individual or individuals, to the extent that the provisions of such plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section, and (viii) any communications with any Governmental Authority related to such plan, other than transmittal letters and other routine correspondence.

(b) None of the Partnership Entities has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Partnership Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) During the past six years the Partnership Entities and their respective ERISA Affiliates have not maintained, contributed to or had an obligation to contribute, nor have any Liability, contingent or otherwise, with respect to (i) a multiemployer plan, within the meaning of Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413 of the Code or Section 4063 or 4064 of ERISA, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. None of the Partnership Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates any Partnership Entity to pay separation, severance, or termination benefits or provide other benefits (including, without limitation, additional accruals or accelerated vesting of options) as a result of the Transaction (either alone or in connection with any additional or subsequent event or events), or (iii) obligates any Partnership Entity to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. None of the Partnership Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or service provider of any Partnership Entity, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or applicable state law.

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(d) Each Partnership Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and to the knowledge of the Partnership Parties has always been so qualified, and if any Partnership Plan was previously not so qualified, such failure shall not affect its current qualified status nor result in or cause any cost or expense to any Partnership Entity, and there has been no event, condition or circumstance that has adversely affected or is likely to affect such qualified status. Each Partnership Plan is now operated in all material respects in accordance with the requirements of Applicable Law, including, without limitation, ERISA and the Code, and, to the knowledge of the Partnership Parties has always been so operated and if any Partnership Plan was ever previously operated not in accordance with Applicable Law, including, without limitation, ERISA and the Code, such failure shall not result in any cost or expense to any Partnership Entity, and each Partnership Entity has performed all obligations required to be performed by it under such Partnership Plan, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party with respect to, any Partnership Plan.

(e) With respect to each Partnership Plan, there have been no prohibited transactions, or, to the knowledge of the Partnership Parties, breaches of fiduciary duties that could result in liability (directly or indirectly) for any Partnership Entity and the consummation of the Transaction will not result in a prohibited transaction or breach of fiduciary duty.

(f) All contributions to, and payments from, each Partnership Plan that are required to be made in accordance with the terms of the Partnership Plan and Applicable Law have been timely made. Any Partnership Plan that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code. The Partnership Entities and their respective ERISA Affiliates maintain no employee benefit plan, program or arrangement required to comply with the laws of any foreign jurisdiction.

(g) No litigation or claim (other than routine claims for benefits), and no governmental administrative proceeding, audit or investigation, is pending or, to the knowledge of the Partnership Entities or their respective ERISA Affiliates, threatened with respect to any Partnership Plan.

5.20 Finder’s Fees. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Partnership Parties for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

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5.21 Regulation. None of the Partnership Entities is now, or after the consummation of the Exchange and application of the net proceeds thereof will be, (i) an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.22 Ownership of the GP LLC Interest. Royal owns, of record and beneficially, and will have good and valid title to and the right to transfer to Holdings pursuant to this Agreement, the Rhino GP LLC Interest, free and clear of any and all Encumbrances. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Royal will be a party or by which Royal or the GP LLC Interest, will be bound with respect to the issuance, sale, transfer, voting or registration thereof. At the Closing Date, Holdings will acquire good, valid and marketable title to the GP LLC Interest, free and clear of any and all Encumbrances.

5.23 Investigation. Rhino and Rhino GP have conducted their own independent investigation, review and analysis of Armstrong and its assets and business. Rhino and Rhino GP acknowledge and agree that in making their respective decisions to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Rhino and Rhino GP have relied solely upon their own investigation and the express representations and warranties of Armstrong and Holdings set forth in Section IV; and (b) neither Holdings nor any other Person has made any representation or warranty as to Armstrong, its business or its assets, except as expressly set forth in Section V.

SECTION VI.

INDEMNIFICATION

6.1 Indemnification by Rhino and Rhino GP. Subject to the limitations set forth in this Agreement, Rhino GP and Rhino jointly and severally, agree to indemnify and defend Holdings, its Affiliates and their respective Representatives (collectively, the “Holdings Related Parties”) against, and hold each of them harmless from, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, Liabilities, Taxes, penalties, fines, interests, deficiencies, damages, costs or expenses of any kind or nature whatsoever, including, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter (each, a “Loss”) that may be suffered, sustained or incurred by any Holdings Related Party or asserted against any Holdings Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of Rhino, Rhino GP or Royal contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of Rhino, Rhino GP or Royal contained herein or in the Transaction Documents; provided, however, in each case, that any such claim for indemnification is made prior to the expiration of such representation, warranty, covenant or agreement (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Holdings Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to Rhino shall constitute the date upon which such claim has been made).

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6.2 Indemnification by Holdings. Subject to the limitations set forth in this Agreement, Holdings agrees to indemnify and defend the Rhino Group and its respective Representatives (other than any such Representative that is also a Representative of Holdings) (collectively, the “Rhino Related Parties”) against, and hold each of them harmless from, any and all Losses that may be suffered, sustained or incurred by any Rhino Related Party or asserted against any Rhino Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of Holdings contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of Holdings contained herein or in the Transaction Documents; provided, however, that such claim for indemnification relating to a breach of any representation, warranty, covenant or agreement is made prior to the expiration of such representation or warranty (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Rhino Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to Holdings shall constitute the date upon which such claim has been made).

6.3 Indemnification Procedure.

(a) Promptly after any Holdings Related Party or any Rhino Related Party (hereafter, the “Indemnified Party”) discovers facts giving rise to a claim for indemnification hereunder, including receipt by it of notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person (a “Third Party Claim”), which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnifying party hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding. Failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent (and then only to the extent) that the Indemnifying Party can demonstrate that the Indemnifying Party’s rights and obligations pursuant to this Section VI are materially and actually prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known and shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall have the right to defend and settle any such matter, at its own expense and by its own counsel; provided, however, that the Indemnifying Party (i) promptly notifies the Indemnified Party of its intention to do so and acknowledges its indemnification obligations pursuant to this Section VI in writing to the Indemnified Party and (ii) pursues such defense (or, if applicable, settlement) diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such claim, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the sole cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such matter, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (x) at its expense, to participate in the defense of such matter and the negotiations of the settlement thereof and (y) if (i) the Indemnifying Party has failed to assume the defense and employ counsel within 30 days of when the Indemnified Party has provided written notice of such claim for indemnification or fails to diligently and in good faith pursue the defense thereof or (ii) if counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

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(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim or otherwise enter into any final conclusion with respect to such claim without the prior written consent of the Indemnified Party (i) if the settlement thereof (A) imposes any Liability or obligation on, (B) does not include a complete and unconditional release from Liability of or (C) contains any admission of wrongdoing by, the Indemnified Party or (ii) that subjects the Indemnified Party to any non-monetary or other equitable relief or criminal liability or imposes any other obligation on or requires any payment from the Indemnified Party.

6.4 Limitations and Other Indemnity Claim Matters.

(a) No Indemnifying Party shall have any obligation to indemnify any Indemnified Party against, or reimburse any Indemnified Party for, any Loss or series of related Losses pursuant to Section 6.1(i), with respect to Rhino (other than the representation and warranties contained in Sections 5.1, 5.2, 5.3, 5.4, 5.10, 5.18, 5.20 and 5.21) or pursuant to Section 6.2(i), with respect to Holdings until (i) each such individual Loss exceeds $20,000 and (ii) the aggregate amount of all such Losses exceeds $100,000, in which event the Indemnifying Party shall be liable for all such Losses from the first dollar.

(b) Notwithstanding anything herein to the contrary, in no event shall (i) the Rhino Group be liable to any Holdings Related Party for any Loss or series of related Losses pursuant to Section 6.1(i) in excess of $1,000,000 or (ii) Holdings be liable to any Rhino Related Party for any Loss or series of related Losses pursuant to Section 6.2(i) in excess of $1,000,000, as applicable.

(c) For purposes of the indemnification obligations contained in this Section VI, when determining whether a breach or inaccuracy of any representation, warranty or covenant has occurred, and when calculating the amount of Losses incurred arising out of or relating to any such breach or inaccuracy, all references to “material”, “materially”, “materiality” or “material adverse effect” or similar or correlative terms shall be disregarded.

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(d) Notwithstanding anything herein to the contrary, in no event will the limitations set forth in this Section 6.4 apply (i) in the event of fraud or willful misconduct by any Indemnifying Party or (ii) with respect to any Loss or series of related Losses as a result of, arising out of or in any way related to breaches of covenants or agreements contained in this Agreement or the Transaction Documents.

6.5 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and in the other Transaction Documents shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date.

SECTION VII.

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party hereto to effect the transactions contemplated hereby shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a) Government Approvals. All material consents, waivers, and approvals, of any Governmental Authority that are required in connection with the execution and delivery of this Agreement or any other Transaction Document have been obtained and any and all notices to any Governmental Authority have been given.

(b) No Injunctions or Restraints. No Applicable Law or Order, enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

7.2 Conditions to Holdings’ Obligations. The obligations of Holdings to effect the Exchange shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Rhino and Rhino GP. The representations and warranties of Rhino and Rhino GP contained in Section V shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent that Section V specifies that such representations and warranties are made as of a particular date.

(b) Performance of Obligations of Rhino and Rhino GP. Rhino and Rhino GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

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(c) Agreement with Armstrong’s Bondholders. Armstrong and Rhino and Armstrong’s bondholders shall enter into an agreement to restructure outstanding bonds in a manner that is acceptable to Holdings (the “Bondholder Agreement”).

(d) Admission of Holdings as Partner. Rhino shall take all action necessary to admit Holdings as a partner of Rhino effective as of the Closing.

(e) Admission of Holdings as Member. Rhino GP shall take all action necessary to admit Holdings as a member of Rhino GP effective as of the Closing.

(f) Rhino Units. Rhino shall have delivered to Holdings certificates representing the New Rhino LP Units and Rhino GP shall have delivered to Holdings evidence, to Holdings’ satisfaction, of the issuance of the Rhino GP LLC Interest, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(g) Rhino Credit Agreement. Rhino shall have complied with all obligations under the Credit Facility and no further consents or amendments to such Credit Agreement shall be required by the lenders under the Credit Facility.

(h) Rhino Closing Certificate. Holdings shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Rhino GP and a duly authorized officer of Rhino, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(i) Rhino Incumbency Certificate. Holdings shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Rhino GP and Rhino certifying the names and signatures of the officers of Rhino GP and Rhino authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j) Approval. Holdings has received evidence of the approval of any conflicts as a results of the transaction contemplated by this Agreement to its satisfaction, which may include:

A.	the Limited Partner Approval of the transactions contemplated by this Agreement, as would be required under the rules of the New York Stock Exchange for a company listed thereon; or

B.	either (1) the approval of a majority of the minority of the limited partners of Rhino of the transactions contemplated by this Agreement; or (2) the approval of the Conflicts Committee of the Rhino Board of the transactions contemplated by this Agreement, in either case to Holdings satisfaction.

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7.3 Conditions to Rhino’s Obligations. The obligations of Rhino to effect the Exchange shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Holdings. The representations and warranties of Holdings contained in Section IV shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent that Section IV specifies that such representations and warranties are made as of a particular date.

(b) Performance of Obligations of Holdings. Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Stock Power and Assignment. Holdings shall execute and deliver a Stock Power and Assignment for the transfer of the Exchange Shares to Rhino.

(d) Debt Refinancing. Holdings and Rhino shall have arranged for the refinancing of the outstanding debt under the Credit Facility on terms and conditions acceptable to Rhino and Rhino GP.

(e) Rhino Credit Agreement. Rhino shall have received all consents required under the Credit Facility on terms satisfactory to Rhino in its sole and absolute discretion.

(f) Rhino Board Approval. Rhino shall have received the approval and consent of the Board of Directors of Rhino GP, which board is the acting management of Rhino (“the “Rhino Board”), satisfactory to Rhino in its sole and absolute discretion.

(g) Financial Consolidation. Royal shall be satisfied that it will maintain its ability after Closing to consolidate the financial results of Rhino in accordance with the GAAP accounting guidelines contained in Accounting Standards Codification Topic 810.

(h) Holdings Closing Certificate. Rhino shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Holdings, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(i) Holdings Incumbency Certificate. Rhino shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Holdings certifying the names and signatures of the officers of Holdings authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

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7.4 Frustration of the Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Section VII to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Exchange and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement; provided, however, that no party shall be obligated to pay any sum of money or enter into any agreement not satisfactory to such party in commercially reasonable discretion in connection with the satisfaction of any closing condition contained herein; provided, further, that all parties hereto shall take commercially reasonable efforts to satisfy all of the conditions to the Closing of this Agreement.

SECTION VIII.
COVENANTS

8.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld or delayed), the Partnership Entities shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Partnership Entities and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Partnership Entities. Without limiting the foregoing, from the date hereof until the Closing Date, the Partnership Entities shall:

(a) preserve and maintain all of their respective permits;

(b) pay their respective debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by the Partnership Entities in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all insurance policies, except as required by Applicable Law;

(e) defend and protect their respective properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting their respective properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all Applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 5.9 (Absence of Certain Changes) to occur.

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8.2 Notice of Certain Rhino Events.

(a) From the date hereof until the Closing, Rhino shall promptly notify Holdings in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Rhino or Rhino GP hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied:

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the knowledge of Rhino, threatened against, relating to or involving or otherwise affecting the Partnership Entities that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Holdings’ receipt of information pursuant to this Section 8.2 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Holdings in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

8.3 Notice of Certain Holdings Events.

(a) From the date hereof until the Closing, Holdings shall promptly notify Rhino in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Holdings hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.3 to be satisfied:

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

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(iv) any Actions commenced or, to the knowledge of Holdings, threatened against, relating to or involving or otherwise affecting Holdings that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Rhino’s receipt of information pursuant to this Section 8.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Rhino in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

8.4 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section VII.

8.5 Public Announcements. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.6 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. The parties agree that to the extent an issuance of the New GP LLC Interest by Rhino GP would result in a more favorable tax treatment to Holdings, the parties will negotiate in good faith to effectuate an issuance of the New GP LLC Interest rather than a transfer of such interest from Royal.

8.7 Tax Matters Covenants. For U.S. federal income tax purposes, the parties intend for the Exchange to qualify as a nontaxable transfer within the meaning of Section 721 of the Code. The parties agree to file all Tax Returns with the foregoing treatment of this transaction and to take no position inconsistent with such treatment.

8.8 Registration Rights. Rhino agrees that upon the request of Holdings, Rhino will enter into a registration rights agreement with Holdings. Such registration rights agreement shall provide no less than two (2) demand registration rights on Form S-3 for Holdings (one (1) of which demand registration rights may be satisfied by a shelf registration statement on Form S-3), and shall provide for an unlimited number of piggy-back rights, each subject to standard terms and conditions. Such registration rights agreement shall also provide that Holdings shall have the right to demand registration on Form S-1; provided that Holdings owns at least 10% of the outstanding Common Units at the time of such demand.

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SECTION XI.

TERMINATION

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)	By the mutual written consent of Rhino and Holdings;

(b)	By either Rhino or Holdings by written notice to the other party;

(ii)	if the Closing shall not have been consummated on or before December 31, 2016; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a party (A) if the inability to satisfy any closing condition in Section VII was due to the failure of such party to perform any of its obligations under this Agreement or (B) if the other party has filed (and is then pursuing) an action seeking specific performance;

(iii)	if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement; or

(iv)	if a meeting of the Rhino Board shall have concluded and the approval of the Rhino Board shall not have been obtained, or if such approval has not been obtained by the written consent pursuant to the Rhino LP Agreement.

(v)	if the lenders under the Credit Facility fail to approve the Exchange or any of the transactions contemplated by this Agreement or the other Transaction Documents.

(vi)	if any Applicable Law makes consummation of the transactions contemplated by this Agreement or the other Transaction Documents illegal or otherwise prohibited, or any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement or the other Transaction Documents, and such Order shall have become final and non-appealable.

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9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 9.2 and the provisions in Article X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any party hereto or their respective directors, managers officers and Affiliates, except that nothing shall relieve any party hereto for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

SECTION X.
GENERAL PROVISIONS

10.1 Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

10.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2)::

If to Holdings, to:

Rhino Resources Partners Holdings LLC

410 Park Ave., 19th Floor

New York, New York 10022

Fax No.: ________________

Attn: Bryan R. Lawrence

with a copy (which shall not constitute notice) to:

Thompson & Knight LLP

One Arts Plaza, 1722 Routh Street, Ste. 1500

Dallas, TX 75201

Fax No.: (214) 999-9001

Email: AnnMarie.Cowdrey@tklaw.com

Attn: Ann Marie Cowdrey

If to Rhino or Rhino GP, to:

424 Lewis Hargett Circle

Lexington, Kentucky 40503

Fax No.: ________________

Attn: Whitney Kegley

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10.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

10.6 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as otherwise provided for herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

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10.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.8 Section Headings, Construction. (a) When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

10.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.11 Legal Representation. The parties hereto acknowledge that Holdings has selected Thompson & Knight LLP and Rhino and Rhino GP have selected other counsel as their respective legal counsel in connection with the preparation of this Agreement. Each party acknowledges that such respective counsel of Holdings and Rhino has not represented such party in connection with the preparation and negotiation of this Agreement, and such counsel shall owe no duties directly to any such party. Each party confirms that such party has been advised to consult with such party’s own legal, financial and tax advisors regarding the implications of this transaction and has been afforded the opportunity to consult with advisors that such party deems advisable in connection with the negotiations and execution of this Agreement.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature pages follows.]

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SIGNATURE PAGES

IN WITNESS WHEREOF, the parties have executed and delivered this Equity Exchange Agreement as of the date first written above.

Holdings:

RHINO RESOURCE PARTNERS HOLDINGS LLC

By:	/s/ Bryan R. Lawrence
Name:	Bryan R. Lawrence
Title:	Member

Equity Exchange Agreement – Signature Page

Rhino:

RHINO RESOURCE PARTNERS LP

By: Rhino GP LLC, its general partner

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President

Rhino GP:

RHINO GP LLC

By:	/s/ William L Tuorto
Name:	William L Tuorto
Title:	Executive Chairman

Royal :

ROYAL ENERGY RESOURCES, INC.

By:	/s/ William L Tuorto
Name:	William L Tuorto
Title:	Chief Executive Officer

Equity Exchange Agreement – Signature Page